Exhibit 99.1

News For Immediate Release

Black Stone Minerals, L.P. Announces Jeff Wood as Incoming Chief Financial Officer

HOUSTON, October 24, 2016 (BUSINESS WIRE) – Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals” or “the Partnership”) today announced that Jeffrey P. Wood will assume the role of Senior Vice President and Chief Financial Officer following the previously announced departure of Marc Carroll on November 11, 2016.

Thomas L. Carter, Jr., Black Stone Minerals’ Chairman, Chief Executive Officer, and President, commented, “We are pleased to welcome Jeff to the Black Stone Minerals team. He has extensive knowledge of and experience in the MLP space, and he joins us at an exciting time in our history. He will play a critical role in helping lead the organization and I am looking forward to working with him.”

Mr. Wood brings over 20 years of senior financial leadership and capital markets experience, most recently as Executive Vice President and Chief Financial Officer of Siluria Technologies, Inc., a leading innovator of process technologies for the energy and petrochemical industries. Prior to Siluria, Mr. Wood was Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners, a publicly traded master limited partnership with upstream, midstream, and minerals operations. Prior to Eagle Rock, Mr. Wood spent 11 years at Lehman Brothers Holdings, Inc. in a number of investment banking and investment management positions focused primarily on the MLP sector. Mr. Wood started his career in public accounting with Price Waterhouse LLP. He has an MBA from the University of Chicago, Booth School of Business and a BA from Baylor University.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in over 40 states and 60 onshore basins in the continental United States. The Partnership also owns and selectively participates as a non-operating working partner in established development programs, primarily on its mineral and royalty holdings. The Partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Black Stone Minerals, L.P. Contact

Brent Collins

Vice President, Investor Relations

Telephone: (713) 445-3200

investorrelations@blackstoneminerals.com